SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  July 1, 2000



                             THE DIXIE GROUP, INC.
              (Exact name of Registrant as specified in its charter)




       Tennessee                      0-2585               62-0183370
     (State or other                (Commission          (I.R.S. Employer
     jurisdiction                   File Number)        Identification No.)
     of incorporation)




345-B Nowlin Lane, Chattanooga, Tennessee		             			 37421
  (Address of principal executive offices)					           (zip code)


Registrant's telephone number, including area code (423) 510-7000




              1100 South Watkins Street, Chattanooga, Tennessee	 37404
           (Former name or former address, if changed since last report.)

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Item 2.  Acquisition or Disposition of Assets

	On July 1, 2000, The Dixie Group, Inc. completed the acquisition of 90% of the capital stock of high-end carpet and rug manufacturer Fabrica International
("Fabrica"), a privately held California corporation, from Scott D. Guenther and two family trusts established by Albert A. Frink and his spouse.  Dixie intends to continue to operate Fabrica's business of the manufacture and sale of high-end luxury carpet and rugs to carpet retailers, interior designers, luxury yachts, furniture stores and other markets, utilizing its existing management team and facilities.  Simultaneously, the Company also acquired indirectly from Messrs. Guenther and Frink (as described below) a one-third interest (the "Chroma Interest") in Chroma Systems Partners, a separate business which performs dyeing and finishing work on a contract basis for
Fabrica and certain other manufacturers.

	Pursuant to the terms of a Stock Purchase Agreement dated as of July 1, 2000 between the Company and the Fabrica stockholders named above (the "Fabrica
Agreement"), the purchase price for the Fabrica shares acquired consists of:
(i) $7.0 million in cash paid at closing (subject to certain post-closing adjustments prescribed in the agreement); plus (ii) a contingent payment of up to $45 million due in 2003, based upon Fabrica's cumulative gross sales
(adjusted as provided in the agreement) for the period April 1, 2000 through
June 30, 2003 (the "Contingent Sales Payment"); plus (iii) a contingent payment of up to $2.25 million due April 1, 2005, based upon Fabrica's cumulative EBIT
 (calculated as provided in the agreement) for the five fiscal year period beginning January 1, 2000 and ending in December 2004.  Dixie expects to acquire Fabrica's remaining shares from Royce R. Renfroe for approximately
$2.0 million in the third quarter of fiscal 2000.

	Under a separate Stock Purchase Agreement (also dated July 1, 2000) between the Company and Messrs. Guenther and Frink (the "Chroma Agreement"), the
Company purchased 100% of the outstanding stock of Chroma Technologies, Inc., a
 California corporation through which the sellers held the Chroma Interest.
The purchase price under this agreement consists of: (i) $11.0 million in cash paid at closing plus (ii) for a period of 36 months commencing July 1, 2000 and ending June 30, 2003, net monthly distributions equal to the amount of any distributions received by Chroma Technologies in respect of the Chroma Interest less $50,000 ($25,000 per shareholder) per month.  At the end of this 36 month period, the Chroma Agreement provides for a post-closing Purchase Price
Adjustment which, if positive, will have the effect of paying to Messrs.
Guenther and Frink the excess (if any) of Chroma Technologies' total interest in the cooperative's pre-tax profit by virtue of the Chroma Interest over such three year period over the sum of (A) the monthly distributions received by
Messrs. Guenther and Frink under the formula described above plus (B) $1.8 million.  If the Purchase Price Adjustment is negative, Messrs. Guenther and
Frink will refund the amount of such difference to Dixie.

	There were no prior material relationships between Dixie (or any of its affiliates, directors or executive officers) and any of the shareholders of Fabrica or Chroma Technologies, Inc. Each of Messrs. Guenther, Frink and Renfroe entered into employment agreements having a five year term commencing July 1, 2000, pursuant to which they will continue to serve in their respective capacities as Chief Executive Officer, Executive Vice-President and President of Fabrica following the acquisition.

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	The amount of consideration paid by the Company in exchange for the capital stock acquired was determined as a result of arms-length negotiations between the parties, based upon estimates of fair market values of the acquired companies' assets and of the acquired companies' projected future sales and earnings.  Payment of the purchase price under the respective agreements was financed from Dixie's working capital and existing lines of credit.  Pursuant to separate Pledge and Security Agreements dated July 1, 2000 between (i) Dixie and Mr. Guenther, and (ii) Dixie and Mr. Frink and the Frink family trusts, the Company has pledged all of the stock acquired under the Fabrica Agreement to secure the Company's obligations to make any Contingent Sales Payment due under the Fabrica Agreement and to pay any amounts owed pursuant to the
Purchase Price Adjustment under the Chroma Agreement.


Item 7.	Financial Statements and Exhibits.

	(a)	Financial Statements of Businesses Acquired.

	The financial statements of Fabrica that are required pursuant to Article 3 of
 Regulation S-X are not currently available, but will be filed as an amendment to this Report (together with any additional required exhibits) as soon as practicable, but in no event later than sixty (60) days after the latest date on which this Report is required to be filed.  NOTE:  The Company's acquisition of the Chroma Interest does not constitute the acquisition of a significant business for purposes of the relevant provisions of Articles 3 and 11 of
Regulation S-X.

	(b)	Pro Forma Financial Information.

	The pro forma financial information required pursuant to Article 11 of Regulation S-X is not currently available, but will be filed as an amendment to this Report (together with any additional required exhibits) as soon as practicable, but in no event later than sixty (60) days after the latest date on which this Report is required to be filed.

	(c)	Exhibits.

  (2.1)	Stock Purchase Agreement dated as of July 1, 2000, by and among the
Company and the stockholders of Fabrica International, Inc. named therein.

  (2.2)	Stock Purchase Agreement dated as of July 1, 2000, by and among the
Company and all of the stockholders of Chroma Technologies, Inc.

  (10.1)	Pledge and Security Agreement, dated July 1, 2000, by and among the
Company and Scott D. Guenther.

  (10.2)	Pledge and Security Agreement, dated July 1, 2000, by and among the
Company, Albert A. Frink, the Albert A. Frink and Denise Frink Charitable
Remainder Unitrust and the Albert A. Frink Loving Trust.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 17, 2000		                		THE DIXIE GROUP, INC.




                                 						By:  /s/ Gary A Harmon
						                                     Gary A. Harmon
						                                     Chief Financial Officer